Exhibit 99.1

Quantum Technologies Signs Definitive Agreements for $11.0 Million Private Placement of Convertible Notes and Warrants
LAKE FOREST, Calif., Sept. 16, 2013 /PRNewswire/ -- Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW) (the "Company"), a global leader in natural gas storage systems, integration and vehicle system technologies, announced today that it has entered into definitive agreements with certain accredited investors for a private placement of 2% senior secured convertible notes in the cumulative principal amount of $11.0 million and warrants (the "Offering").  Mr. Kevin Douglas of Larkspur, California, led the transaction with an investment of $10.0 million.  The terms of the offering satisfy the requirements of NASDAQ to be considered an above market value transaction and as such, members of the Company's management team and board of directors also participated in the offering, including W. Brian Olson, the Company's Chief Executive Officer and Bradley Timon, the Company's Chief Financial Officer. The closing of the Offering is expected to occur on or around September 18, 2013.  The Company will use approximately $7.3 million of the proceeds to retire bridge debt that matures over the next 45 days.  The remainder will be used for general working capital.  Craig-Hallum Capital Group LLC acted as the Company's placement agent.
The principal and interest due under the notes is payable on the fifth anniversary of the closing, subject to the investors' put right that may be exercised during the thirty day period following the third anniversary of the closing.  Subject to certain beneficial ownership limitations, the notes are convertible at any time into shares of the Company's common stock at a conversion price per share of $2.3824, which represents a 3.6% premium to the previous closing price for a share of the Company's common stock.  The notes are secured by a second lien position on substantially all of the assets of the Company's continuing operations.
The investors received warrants to purchase up to 3,411,235 shares of the Company's common stock at an exercise price of $2.30 per share.  The warrants cannot be exercised for six months following the closing and expire in March 2019.
Pursuant to the terms of the definitive agreements, Mr. Douglas was given the right to appoint one individual to serve on the Company's board of directors for as long as any of the convertible notes remain outstanding.
The full terms of the transaction will be filed with the Securities and Exchange Commission in a Current Report on Form 8-K on or around September 17, 2013.
The securities are being offered and sold solely to accredited investors on a private placement basis.  The Company has agreed to file a registration statement covering resales of the shares underlying the notes and warrants within 90 days following the closing.
This press release does not and shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any state or jurisdiction.

About Quantum
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light‐weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully‐integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast‐to‐market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

More information about the products and services of Quantum can be found at http://www.qtww.com/

Quantum Technologies
Brion D. Tanous
CleanTech IR, Inc. 949-290-5563
btanous@cleantech-ir.com

©2013 Quantum Fuel Systems Technologies Worldwide, Inc.
Advanced Technology Center
25242 Arctic Ocean Drive, Lake Forest, CA 92630
Phone 949-399-4500  Fax 949-399-4600